Exhibit 10.33

EXECUTION COPY

AMENDED AND RESTATED FACILITY SERVICES AGREEMENT

This AMENDED AND RESTATED FACILITY SERVICES AGREEMENT (“Agreement”) is made and entered into as of this 22nd day of March, 2002 by and between Archipelago Holdings, L.L.C., a Delaware limited liability company (the “Company”), Pacific Exchange, Inc., a Delaware corporation (“PCX”), and PCX Equities, Inc., a Delaware corporation and a wholly owned subsidiary of PCX (“PCX Equities”).

R E C I T A L S

WHEREAS, the Company owns all of the limited liability company interests of Wave Securities, L.L.C. (formerly known as Archipelago, L.L.C.), an Illinois limited liability company (“WAVE”) and all of the limited liability company interests of REDIBook ECN LLC, a Delaware limited liability company (“REDI”);

WHEREAS, the Company owns and operates an “electronic communications network” (“ECN”) as defined under Rules 11Ac1-1 and 11Ac1-4 under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), through its interest in each of WAVE and REDI;

WHEREAS, each of WAVE and REDI has filed Form ATS and all necessary documentation with the Securities and Exchange Commission (the “Commission”) and with The National Association of Securities Dealers, Inc. (the “NASD”) in order to designate each of WAVE and REDI as an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act);

WHEREAS, GDP, Inc., Virago Enterprises, L.L.C., GS Archipelago Investment, L.L.C., E*TRADE Archipelago Holdings, L.L.C., Instinet International Limited, J.P. Morgan Investment Corporation, Merrill Lynch L.P. Holdings Inc., NBC-ARCA Holding, Inc., BNP Cooper Neff Group, Inc., Southwest Securities, Inc., Gamma ECN Investors, G.P., Putnam, M. Townsend, S. Townsend and PCX entered into a Seventh Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., dated as of July 12, 2000 (the “Original LLC Agreement”) and the Company, PCX and PCX Equities have entered into a Contribution Agreement, dated as of July 12, 2000, as amended as of the date hereof (the “Contribution Agreement”), in connection with the transactions contemplated herein and therein;

WHEREAS, GSP, LLC, Virago Enterprises, L.L.C., GS Archipelago Investment, L.L.C., E*TRADE Archipelago Holdings, L.L.C., Instinet International Limited, J.P. Morgan Capital, L.P., American Century Ventures II, L.L.C., Merrill Lynch L.P. Holdings Inc., NBC-ARCA Holding, Inc., CooperNeff Group, Inc., SWS Securities, Inc., Gamma ECN Investors, G.P., PCX, Putnam, M. Townsend, S. Townsend, Fidelity Global Brokerage Group, Inc., Charles Schwab & Co., Inc., Spear, Leeds & Kellogg, L.P., TD Waterhouse Group, Inc., Fleet Securities, Inc., Credit Suisse First Boston Next Fund, Inc., Lehman Brothers Inc., National Discount Brokers Group, Inc., Banc of America Technology Investments, Inc. and JL Management, LLC have entered into an Eighth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., dated as of January 17, 2002 (the “LLC Agreement”), which amended and restated the Original LLC Agreement,

WHEREAS, the Company, in exchange for the Contribution (as defined in the Contribution Agreement), issued to PCX interests in the Company (“Shares”) on the terms and subject to the conditions then contained in the Original LLC Agreement and the Contribution Agreement;

WHEREAS, the Company, PCX and PCX Equities have entered into a Facility Services Agreement, dated as of July 12, 2000 (the “Original Facility Services Agreement”), as amended and restated as of the date hereof, in order to have the Company or a subsidiary of the Company designated by the Company become a facility (as defined in Section 3(a)(2) of the Exchange Act) of PCX and PCX Equities and, consistent with the terms of this Agreement, including, without limitation, Section 4.3, operate the business of PCX and PCX Equities related to the trading of equity securities or debt securities or any derivatives thereof (including, without limitation, securities convertible into or exchangeable for equity securities or debt securities or the value thereof), any securities with respect to which the amount of principal, interest, dividends or other amounts are based on the value of equity or debt securities or the value or level of an index of equity or debt securities, or any securities issued by any Person for the purpose of passing through to investors the total return on specified equity or debt securities or equity or debt securities included in a specified index or basket, in each case that are denominated in or that trade in United States dollars and which are cleared or settled through the Depository Trust and Clearing Corporation (“DTCC”), it being understood that the foregoing shall exclude any derivative product with respect to which quotations and last sales are reported on the Options Price Reporting Authority (“OPRA”) and cleared or settled through clearing organizations other than DTCC (“Equity Securities”), such business being referred to herein as the “Archipelago Exchange Business,” and that in connection therewith the Company has paid $40 million to PCX thereunder (the “Cash Payment”);

WHEREAS, pursuant to a letter agreement entered into among the Company, PCX and PCX Equities, dated as of January 16, 2002 (the “Waiver Letter”), each of PCX and PCX Equities consented to waive certain provisions of the Original Facility Services Agreement, as amended, modified or supplemented, under certain circumstances specified in the Waiver Letter;

WHEREAS, the Company, PCX and PCX Equities hereby agree to amend and restate the Original Facility Services Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Governors of PCX, the Board of Directors of PCX Equities and the Board of Managers of the Company have approved this Agreement, the other Transaction-Related Agreements (as defined in Section 2.2) and the transactions contemplated hereby and thereby; and

WHEREAS, PCX, PCX Equities and the Company desire to make certain representations, warranties, covenants and agreements as provided in this Agreement in connection with the establishment of the facility of PCX and PCX Equities contemplated herein (the “Archipelago Exchange”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth herein, the parties hereto agree to amend and restate the Original Facility Services Agreement in its entirety as follows:

ARTICLE I.

COMMENCEMENT OF OPERATIONS

1.1.          Commencement of Operations.  (a)  The Archipelago Exchange will not commence operations until after the Revised Market Rules (as defined in Section 4.1) have been approved by the Commission as provided in Section 4.1.  Until such Revised Market Rules have been so approved and the Archipelago Exchange has commenced operations in accordance with this Article I, the current business of PCX and PCX Equities related to the trading of Equity Securities (the “PCX Equities Business”) shall continue to operate as currently operated, subject to Section 4.6.

(b)           The Company and PCX will agree to an implementation plan regarding the necessary steps, including technology systems and regulatory surveillance, for the commencement of operations of the Archipelago Exchange.  Each of the Company, PCX and PCX Equities shall use its reasonable best efforts to prepare for and effect the transition from the PCX Equities Business to the Archipelago Exchange.  Following receipt of the Commission’s approval of the Revised Market Rules (as referred to in Section 2.5), each of the Company and PCX will certify to the other its readiness to commence operations of the Archipelago Exchange when so ready.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF PCX AND PCX EQUITIES

Except as set forth in the corresponding sections or subsections of the disclosure letter, dated July 12, 2000, delivered to the Company by PCX and PCX Equities on or prior to entering into the Original Facility Services Agreement (the “PCX Disclosure Letter”), PCX and PCX Equities hereby jointly and severally represent and warrant to the Company as follows:

2.1.          Corporate Organization and Qualification.  Each of PCX, PCX Equities and PCX Equities’ subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to carry on its business as presently conducted and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any failure to be so organized, existing, in good standing or to have such power and authority or to so qualify, that, when taken together with all such other failures, is not reasonably likely, individually or in the aggregate, (a) to have a material adverse effect (i) on the business, properties, operations or results of operations, condition (financial or otherwise) or prospects of PCX and its subsidiaries taken as a whole, (ii) on PCX Equities and its subsidiary taken as a whole, on the PCX Equities Business, on the Archipelago Exchange Business or with respect to each of the foregoing taken as a whole, on their respective properties, operations or results of operations or condition (financial or otherwise), (iii) on the Archipelago Exchange or (iv) on the authority of PCX to continue as a national securities exchange and self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) or (b) to prevent or to limit or restrict in any material respect PCX or PCX Equities from performing their respective obligations under this Agreement or any of the other Transaction-Related Agreements or consummating any of the transactions contemplated hereunder and thereunder (any such material adverse effect, prevention, limitation or restriction, a “Material Adverse Effect”).  The certificates of incorporation of PCX and PCX Equities, the constitution and rules of PCX and the bylaws of PCX Equities, in the forms attached to the Contribution Agreement as Exhibits 2.3(l)(i), 2.3(l)(ii), 2.3(m)(i) and 2.3(m)(ii), respectively, are in full force and effect.  Section 2.1 of the PCX Disclosure Letter sets forth a true and complete list of each subsidiary of PCX and PCX Equities and each Person in which PCX or PCX Equities owns, directly or indirectly, an equity or other interest.  PCX Equities is a wholly owned subsidiary of PCX.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

2.2.          Authorization and Validity of Agreements. Each of PCX and PCX Equities has the requisite power and authority and has taken all corporate action necessary in order to authorize, execute and deliver this Agreement, the LLC Agreement, the Contribution Agreement, the Waiver Letter and the PCX EEP Participation Agreement (as defined in the Contribution Agreement) (collectively, the “Transaction-Related Agreements”) to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform the acts contemplated on its part hereunder and thereunder.  No vote or approval of the members of PCX is required in connection with the execution, delivery and performance of this Agreement, the other Transaction-Related Agreements and the transactions contemplated hereby and thereby, except for such vote and approval contemplated by Section 4.8 with regard to a designee of the Company serving as a member of PCX’s Board of Governors.  Each of this Agreement and each of the other Transaction-Related Agreements to which PCX or PCX Equities is a party is a valid and binding agreement of each of PCX and PCX Equities, enforceable against PCX and PCX Equities in accordance with its terms.

2.3.          Equities Restructuring.  PCX has made and obtained all authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications, exemptions of, with or from, or other actions required to be made by PCX or any of its subsidiaries, or obtained by PCX or any of its subsidiaries from, any Governmental Authority or any third party required to effect the restructuring of PCX’s equities trading business as described and contemplated in the Securities and Exchange Commission Order, issued on May 11, 2000 (set forth in Release No. 34-42759), including, without limitation, the transfer of the equities trading business of PCX to PCX Equities (the “Equities Restructuring”) and has taken all corporate action required to effect the Equities Restructuring.

2.4.          No Conflicts.  (a) Neither the execution and delivery by PCX and PCX Equities of this Agreement or any of the Transaction-Related Agreements to which it is a party, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement and the Transaction-Related Agreements to which it is a party nor the consummation of the transactions herein or therein contemplated will conflict with or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or result in any change in the rights or obligations of any party under any Contract to which it is a party or by which it or any of its assets is bound, (b) nor will such execution and delivery, compliance, performance or consummation (i) result in any breach or violation of, or a default under, the provisions of the Organizational Documents of PCX, PCX Equities or any of their respective subsidiaries or any law, order, judgment, decree, ordinance, award, governmental or non-governmental permit or license, rule or regulation applicable to it, or (ii) to the best knowledge of PCX and PCX Equities, subject the Company, the Subsidiaries, PCX, PCX Equities, any subsidiary of PCX or PCX Equities or any of their respective affiliates to any claim of, or any liability or obligation with respect to, any ETP Holder, any Equity ASAP Holder or any Current PCX Related Person or Current PCXE Related Person (each as defined in Section 2.6), or to any penalty or sanction, in the case of clauses (a) and (b) above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Subject to the letter agreement, dated as of September 7, 2001 (the “Letter Agreement”), between PCX and the Company, Section 2.4 of the PCX Disclosure Letter sets forth a list of each consent required to be obtained prior to the consummation of the transactions contemplated by this Agreement and the other Transaction-Related Agreements pursuant to any material Contract of PCX, PCX Equities or any of their respective subsidiaries, each of which has been obtained prior to the date of the Original Facility Services Agreement other than as specified in Section 2.4(b) of the PCX Disclosure Letter.  For purposes of this Agreement, “Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

2.5.          Governmental Approvals and Consents.  Other than as specified in Section 2.5 of the PCX Disclosure Letter and other than the filing with and approval by the Commission of the Revised Market Rules under the Exchange Act (the “Regulatory Approvals”), no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by PCX, PCX Equities or any of their respective subsidiaries with, or obtained by PCX, PCX Equities or any of their respective subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, domestic or foreign, other than PCX or any of its subsidiaries (“Governmental Authority”) in connection with the execution and delivery by PCX or PCX Equities of this Agreement and each of the Transaction-Related Agreements to which PCX or PCX Equities is a party, the performance by PCX or PCX Equities of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

2.6.          Permit Holders.  (a) Each Person to whom PCX or PCX Equities has issued an Equity Trading Permit (each, an “ETP Holder”) or an Equity ASAP or an allied member thereof (each as defined in the rules of PCX Equities as of the date of the Original Facility Services Agreement) (each, an “Equity ASAP Holder”), (b) each member, member firm, member organization, allied member, approved person, associated person (each as defined in the constitution and rules of PCX as of the date of the Original Facility Services Agreement) or specialist of PCX (the “Current PCX Related Persons”), and (c) each ETP Firm (as defined in the rules of PCX Equities as of the date of the Original Facility Services Agreement) (collectively, the “Current PCXE Related Persons”) is in good standing and, to the knowledge of PCX and PCX Equities, in full compliance with all permits or rules issued by PCX or PCX Equities, other than for such failures to be in good standing or full compliance that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter, dated July 12, 2000, delivered to PCX by the Company on or prior to entering into the Original Facility Services Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to PCX and PCX Equities as follows:

3.1.          Due Formation and Qualification.  The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as presently conducted and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure to be so formed, existing, in good standing or to have such power and authority or to so qualify, that, when taken together with all other such failures, is not reasonably likely, individually or in the aggregate, (a) to have a material adverse effect (i) on the business, properties, operations or results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, (ii) on PCX Equities and its subsidiary taken as a whole, on the Archipelago Exchange Business or with respect to each of the foregoing taken as a whole, on their respective properties, operations or results of operations or condition (financial or otherwise) or (iii) on the Archipelago Exchange or (b) to prevent or to limit or restrict in any material respect the Company from performing its obligations under this Agreement or any of the other Transaction-Related Agreements or consummating any of the transactions contemplated hereunder or thereunder (any such material adverse effect, prevention, limitation or restriction, a “Company Material Adverse Effect”).

3.2.          Authorization and Validity of Agreements.  The Company has the requisite power and authority and has taken all action necessary in order to authorize, execute and deliver this Agreement and the other Transaction-Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform the acts contemplated on its part hereunder and thereunder.

Each of this Agreement and each of the other Transaction-Related Agreements to which the Company is a party is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

3.3.          No Conflicts.  (a) Neither the execution and delivery by the Company of this Agreement or any of the Transaction-Related Agreements to which it is a party, the compliance by the Company with all of the provisions of and the performance by the Company of its obligations under this Agreement and the Transaction-Related Agreements to which it is a party nor the consummation of the transactions herein or therein contemplated will conflict with or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or result in any change in the rights or obligations of any party under any Contract to which the Company is a party or by which the Company or any of its assets is bound, (b) nor will such execution and delivery, compliance, performance or consummation (i) result in any breach or violation of, or a default under, the provisions of the limited liability company agreement of the Company or any law, order, judgment, decree, ordinance, award, governmental or non-governmental permit or license, rule or regulation applicable to the Company, or (ii) to the best knowledge of the Company, subject PCX, PCX Equities or any subsidiary of PCX or PCX Equities, the Company or any of the Subsidiaries to any penalty or sanction, in the case of clauses (a) and (b) above, except as specified in Section 3.3 of the Company’s disclosure letter (the “Exchange Agreement Disclosure Letter”) to the Exchange Agreement, dated as of January 17, 2002, among the Company, REDI, PCX and the other parties thereto (the “Exchange Agreement”) delivered by the Company to REDI pursuant to Article III of the Exchange Agreement and except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.4.          Governmental Approvals and Consents.  Other than as specified in Section 3.4 of the Company Disclosure

Letter, in Sections 3.4 or 4.3 of the Exchange Agreement Disclosure Letter or in Sections 3.4 or 4.3 of the REDI Disclosure Letter (as defined in the Exchange Agreement) and other than the Regulatory Approvals, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from or other actions are required to be made by the Company or any of the Subsidiaries with, or obtained by the Company or any of the Subsidiaries from, any Governmental Authority or Self-Regulatory Organization (other than PCX or any of its subsidiaries) in connection with the execution and delivery by the Company of this Agreement and each of the Transaction-Related Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  For purposes of this Agreement, “Self-Regulatory Organization” shall mean the NASD, the New York Stock Exchange, Inc., the American Stock Exchange, the Municipal Securities Rulemaking Board, the Chicago Stock Exchange, The Chicago Mercantile Exchange, the Chicago Board of Trade, the Cincinnati Stock Exchange, the Minneapolis Grain Exchange and the New York Futures Exchange, the National Securities Clearing Corporation, the Depository Trust Corporation, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, ECNs, insurance companies or agents, investment companies or investment advisers.

ARTICLE IV.

COVENANTS

4.1.          Filings; Other Action.  (a) The Company, PCX and PCX Equities covenant and agree to cooperate with each other and use their respective best efforts to submit to the Commission revised market rules of PCX Equities relating to the Archipelago Exchange Business and the Company or a subsidiary of the Company serving as a facility thereof in a form consistent with the market structure described in Annex A to the Original Facility Services Agreement (the “Market Structure”) and otherwise in a form mutually agreed by the parties hereto (the “Revised Market Rules”).  Each of PCX, PCX Equities and the Company shall promptly take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable and otherwise use its best efforts to obtain the Commission’s approval of the Revised Market Rules, to cause such Revised Market Rules to take effect (the Revised Market Rules, in the form approved by the Commission together with any amendments made following their initial submission to the Commission, are referred to herein as the “Final Market Rules”) and to make and obtain any other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications, exemptions of, with or from, or other actions required to be made by PCX, PCX Equities, the Company or any of their respective subsidiaries, or obtained by PCX, PCX Equities, the Company or any of their respective subsidiaries from, any Governmental Authority or any third party in order to lawfully consummate the transactions contemplated by this Agreement, the Original Facility Services Agreement, the Original LLC Agreement and the Transaction-Related Agreements and to permit the Company or one of its subsidiaries to operate the Archipelago Exchange (the “Other Necessary Approvals and Consents”).  PCX may submit to the Commission for its approval proposed changes to the Revised Market Rules submitted to the Commission for approval.  PCX must promptly submit for the approval of its Board of Governors in accordance with its customary practices, or sooner if necessary, any proposed changes proffered by the Company to the Revised Market Rules submitted to the Commission for approval, which such Board of Governors shall consider in good faith.  Following receipt of such approval, PCX and PCX Equities shall submit such changes to the Commission for approval as promptly as practicable.  PCX and the Company each shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its subsidiaries, governors, managers, directors, officers, members and stockholders and such other matters as may be required in connection with any statement, filing, notice or application made by or on behalf of PCX, PCX Equities, the Company or any of their respective subsidiaries in connection with obtaining the approval of the Revised Market Rules by the Commission described in the second sentence of this Section 4.1(a) and all Other Necessary Approvals and Consents, provided that neither PCX nor the Company shall be required to furnish any information to the other in violation of any applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licenses or permits of any

Governmental Authority or Self-Regulatory Organization (each, a “Law” and collectively, “Laws”).  The Company shall have the right to review in advance, and PCX will consult the Company on, all the information relating to the Company and any of its subsidiaries or affiliates that appear in any filing made with, or written materials submitted to, the Commission or any other Governmental Authority in connection therewith.  The Company shall have the right to review and comment upon in advance any material written statement, filing, notice, application or other submission made by or on behalf of PCX, PCX Equities or any of their respective subsidiaries in connection with obtaining the approval of the Revised Market Rules by the Commission or obtaining the Other Necessary Approvals and Consents.  In exercising the foregoing rights, each of PCX, PCX Equities and the Company shall act reasonably, in good faith and as promptly as practicable.

(b)           PCX shall regularly and promptly keep the Company apprised of all matters related to the Revised Market Rules, including, without limitation, obtaining the approval of the Revised Market Rules by the Commission and the Other Necessary Approvals and Consents, including, without limitation, promptly furnishing the Company with copies of notices or other communications and promptly informing the Company of all material oral communications received by PCX, PCX Equities or any of their respective subsidiaries, as the case may be, from any Governmental Authority with respect thereto.

(c)           PCX shall have the right to review in advance, and the Company will consult PCX on, all the information relating to PCX or any of its subsidiaries or affiliates that appear in any filing made with, or written materials submitted to, the Commission or any other Governmental Authority in connection with obtaining the approval of the Revised Market Rules by the Commission described in the second sentence of Section 4.1(a) or any of the Other Necessary Approvals and Consents.  PCX shall have the right to review and comment upon in advance any material written statement, filing, notice, application or other submission made by or on behalf of the Company or any of its subsidiaries in connection therewith.  No such material written statement, filing, notice, application or submission shall be made without the mutual agreement of the Company, PCX and PCX Equities, except in cases where the Company is commenting in connection with any statement, filing, notice, application or other submission made by or on behalf of PCX, PCX Equities or any of their respective subsidiaries without the Company’s mutual agreement.

(d)           The Company shall regularly and promptly keep PCX apprised of all matters related to the Revised Market Rules, including, without limitation, obtaining the approval of the Revised Market Rules by the Commission and the Other Necessary Approvals and Consents, including, without limitation, promptly furnishing PCX with copies of notices or other communications received by the Company or any of its subsidiaries, as the case may be, from any Governmental Authority with respect thereto.

(e)           Each of PCX and PCX Equities, on the one hand, and the Company, on the other hand, agrees to use its best efforts to effect any necessary amendments, modifications, repeal, or additions to the Revised Market Rules and the Final Market Rules or any other rules applicable to the Archipelago Exchange requested or directed by the Commission or in response to comments issued by the Commission.

(f)            Each of PCX and PCX Equities covenants and agrees that for so long as this Agreement is in effect it will, and it will cause its subsidiaries to, timely make all filings with the Commission and any other Governmental Authority required to maintain PCX’s status as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and to keep PCX, PCX Equities, PCX Equities’ subsidiary and the Archipelago Exchange in compliance in all material respects with all federal securities laws, statutes, ordinances, rules and regulations and all rules and regulations of the Commission or of PCX or PCX Equities (“Federal Securities Laws”) applicable to PCX Equities, PCX Equities’ subsidiary, the PCX Equities Business, the Archipelago Exchange Business or the Archipelago Exchange, in the case of the Archipelago Exchange, except to the extent that any such failure to be in compliance results from an action or omission of the Company (it being understood, however, that if PCX or PCX Equities learns of any such action or omission that is giving rise to such noncompliance, it shall promptly notify the Company).  Each of PCX and PCX Equities shall regularly and promptly keep the Company apprised of all matters known to PCX or PCX Equities and material to maintaining PCX’s status as a national securities exchange and as a self-regulatory organization, keeping PCX, PCX Equities, PCX Equities’ subsidiary and the Archipelago Exchange in compliance with all Laws applicable to the PCX Equities Business, the Archipelago Exchange Business or the Archipelago Exchange or material to PCX Equities or the Archipelago Exchange, including, without limitation, promptly furnishing the Company with copies of notices or other communications and promptly informing the Company of all material oral communications received by PCX, PCX Equities or any of their respective subsidiaries, as the case may be, from any Governmental Authority with respect thereto, and shall as promptly as practicable provide or cause to be provided to the Company any documents or other information that the Company may from time to time request in connection therewith.  The Company shall have the right to review and comment upon in advance all statements, filings, notices, applications and other submissions (whether in written, electronic, audio, oral or other form or medium) made by or on behalf of PCX, PCX Equities or any of their respective subsidiaries that are material to maintaining PCX’s status as a national securities exchange and as a self-regulatory organization, keeping PCX and PCX Equities in compliance with all Federal Securities Laws applicable to them and keeping the Archipelago Exchange Business (to the extent regulated by PCX and PCX Equities), the PCX Equities Business and the Archipelago Exchange in compliance with all Laws applicable to them, and PCX and the Company will consult and cooperate with each other, and consider in good faith the views of one another with regard to any analyses, presentations, arguments, opinions and proposals made or submitted by or on behalf of PCX or PCX Equities in connection therewith.  Each of PCX and PCX Equities shall promptly notify the Company about all investigations, examinations or alleged violations of any Laws applicable to PCX, PCX Equities, any of their respective subsidiaries or the Archipelago Exchange (including, without limitation, with respect to the Final Market Rules) that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.1(f), in connection with any disciplinary or enforcement investigation, examination or other action brought by PCX or PCX Equities against any particular ETP Holder, Equity ASAP Holder, member or specialist, PCX and PCX Equities shall only be required to provide or make available to the General Counsel of the Company (i) such copies of the Weekly Bulletins, Quarterly Regulatory Information Bulletins and other similar bulletins as contain information about such disciplinary or enforcement investigations, examinations or other actions and, (ii) with respect to any matter that has had or is reasonably likely to have a Material Adverse Effect, a written summary describing all material aspects of such matter, on a no-names basis.  The General Counsel of the Company shall enter into a confidentiality agreement with PCX or PCX Equities, as the case may be, with regard to the non-disclosure of information provided to him or her pursuant to the immediately preceding sentence.

(g)           The Company covenants and agrees that for so long as this Agreement is in effect it will, and it will cause the Subsidiaries to, keep the Archipelago Exchange in compliance in all material respects with all Federal Securities Laws applicable to it except to the extent that any such failure to be in compliance results from an action or omission of PCX or PCX Equities (it being understood, however, that if the Company learns of any such action or omission that is giving rise to such noncompliance, it shall promptly notify PCX and PCX Equities).  In furtherance of the foregoing, the books, records, premises, officers, directors, agents and employees of AELLC (as defined in Section 4.4(c)) and, to the extent that those business activities of WAVE are deemed a facility of PCX Equities, of WAVE, shall be deemed to be the books, records, premises, officers, directors, agents and employees of PCX and PCX Equities for purposes of and subject to oversight pursuant to the Exchange Act, and all officers and directors of the Company shall be deemed to be officers and directors of PCX and PCX Equities for purposes of and subject to oversight pursuant to the Exchange Act.  The books and records of AELLC and, to the extent that those business activities of WAVE are deemed a facility of PCX Equities, of WAVE, shall be subject at all times to inspection and copying by PCX, PCX Equities and the Commission.  The two immediately preceding sentences shall not be deemed to create any rights or benefits for any Person other than the Commission.  The Company shall promptly furnish PCX with copies of notices or other communications and promptly inform PCX of all material oral communications received by the Company or any of its subsidiaries, as the case may be, from any Governmental Authority with respect to matters material to keeping the Archipelago Exchange in compliance with all Laws applicable to it or material to the Archipelago Exchange.  PCX shall have the right to review and comment upon in advance all statements, filings, notices, applications and other submissions (whether in written, electronic, audio, oral or other form or medium) made by or on behalf of the Company or any of its subsidiaries that are material to keeping the Archipelago Exchange in compliance with all Federal Securities Laws applicable to it, and the Company and PCX will consult and cooperate with each other, and consider in good faith the views of one another with regard to any analyses, presentations, arguments, opinions and proposals made by or on behalf of the Company in connection therewith.  The Company shall promptly notify PCX about all investigations, examinations or alleged violations of any Laws applicable to the Archipelago Exchange (including, without limitation, with respect to the Final Market Rules) known to the Company that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.

(h)           PCX may submit or propose to the Commission any amendment, modification, repeal or addition to the Final Market Rules or any other rules applicable to the Archipelago Exchange.  The Company shall have the right to review and promptly comment upon in advance any material written statement, filing, notice, application or other submission made by or on behalf of PCX or PCX Equities in connection with obtaining the approval of any such amendment, modification, repeal, addition or other rule by the Commission.  PCX shall keep the Company apprised regularly and promptly of all matters related to obtaining the approval of any such amendment, modification, repeal, addition or other rule by the Commission, including, without limitation, promptly furnishing the Company with copies of notices or other communications and promptly informing the Company of all material oral communications received by PCX, PCX Equities or any of their respective subsidiaries, as the case may be, from any Governmental Authority with respect thereto.

(i)            PCX shall have the right to review and comment upon in advance any material written statement or other submission made by or on behalf of the Company to the Commission in connection with any amendment, modification, repeal or addition to the Final Market Rules or any other rules applicable to the Archipelago Exchange submitted or proposed by PCX, PCX Equities or any of their respective subsidiaries in accordance with Section 4.1(h).  The Company shall promptly furnish PCX with copies of notices or other communications and promptly inform PCX of all material oral communications received by the Company or any of its subsidiaries, as the case may be, from any Governmental Authority with respect to any such amendment, modification, repeal, addition or other rule.

(j)            PCX must promptly submit for the approval of its Board of Governors in accordance with its customary practices, or sooner if necessary, any amendment, modification, repeal or addition to the Final Market Rules or any other rules applicable to the Archipelago Exchange proffered by the Company in the form submitted by the Company, which such Board of Governors shall consider in good faith.  Following receipt of such approval, PCX and PCX Equities shall submit such amendment, modification, repeal, addition or other rule to the Commission for approval as promptly as practicable.  The obligations of PCX and PCX Equities described in the immediately preceding sentence shall include, without limitation, making all filings, notifications, applications and other submissions required to obtain such approval of the Commission and to otherwise effect such amendment, modification, repeal, addition or other rule as promptly as possible.  The Company shall have the right to review and comment upon in advance any such written filings, notifications, applications and other submissions described in the immediately preceding sentence.  Each of PCX and PCX Equities shall keep the Company apprised regularly and promptly of all matters relating to obtaining the Commission’s approval described in the second sentence of this Section 4.1(j), including, without limitation, promptly furnishing the Company with copies of notices or other communications and promptly informing the Company of all material oral communications received by PCX, PCX Equities or any of their respective subsidiaries, as the case may be, from any Governmental Authority with respect thereto.

(k)           The Company shall promptly furnish PCX with copies of notices or other communications and promptly inform PCX of all material oral communications received by the Company or any of its subsidiaries, as the case may be, from any Governmental Authority with respect to any amendment, modification, repeal or addition to the Final Market Rules or any other rules applicable to the Archipelago Exchange proffered by the Company pursuant to Section 4.1(j).

(l)            At the request of the Company, PCX and PCX Equities shall use their best efforts to arrange for representatives of the Company to communicate directly with the Commission (orally or in writing), together with representatives of PCX and PCX Equities, in connection with the Revised Market Rules or the Final Market Rules; any proposed amendment, modification, repeal or addition to the Revised Market Rules, the Final Market Rules or any other rules applicable to the Archipelago Exchange; or any other matter or concern relating to the Archipelago Exchange.  To the extent practicable and reasonable under the circumstances, PCX shall (i) inform the Company about all material conferences and other meetings (whether in person or telephonic) with the Commission or any other Governmental Authority in connection with (A) the Revised Market Rules, the Final Market Rules or any other rules applicable to the Archipelago Exchange, (B) any of the Other Necessary Approvals and Consents, or (C) any matter material to (x) maintaining PCX’s status as a national securities exchange and as a self-regulatory organization or (y) keeping PCX, PCX Equities, PCX Equities’ subsidiary and the Archipelago Exchange in material compliance with all Laws applicable to PCX Equities, PCX Equities’ subsidiary, the PCX Equities Business, the Archipelago Exchange Business or the Archipelago Exchange or material to PCX Equities, PCX Equities’ subsidiary or the Archipelago Exchange, in the case of clauses (A) through (C), as promptly as practicable in advance of such conferences or meetings, and (ii) provide the Company the opportunity to participate (telephonically or otherwise) in such conferences or meetings relating to the matters described in clauses (A), (B) or (C) above (except in the case of subclause (C)(x) above, only to the extent relating to the PCX Equities Business or the Archipelago Exchange Business).

(m)          Each of PCX and PCX Equities covenants and agrees that for so long as this Agreement is in effect it shall regularly and promptly keep the Company apprised of all matters material to PCX’s, PCX Equities’ and its subsidiary’s membership or participation in the CTA Plan, the CQS Plan, the Nasdaq UTP Plan, the ITS Plan and any other national market plan related to the Archipelago Exchange from time to time to the extent that they relate to any Equity Securities (collectively, the “NMS Plans”), including, without limitation, promptly furnishing the Company with copies of notices or other communications and promptly informing the Company of all material oral communications received by PCX, PCX Equities or any of their respective subsidiaries, as the case may be, in connection therewith.  Each of the parties hereto shall use its best efforts and negotiate in good faith with the other parties hereto to designate as the representative of PCX, PCX Equities or PCX Equities’ subsidiary to, or to participate in, any body, committee or board related to any NMS Plan a representative (the “NMS Representative”) who is mutually agreed upon by the parties hereto (which may include, without limitation, a joint employee of the Company or one of its subsidiaries, on the one hand, and PCX and PCX Equities, on the other hand; provided that the parties mutually agree in good faith to the terms of such joint employment).  Each of PCX and PCX Equities shall use its best efforts to cause a person designated by the Company to participate as an observer in any body, committee or board related to any NMS Plan, including, without limitation, by furnishing any such observer with copies of all notices and other documents related to any conferences or other meetings of any NMS Plan as promptly as practicable in advance of such conferences or meetings and by providing such observer the opportunity to participate in such conferences or meetings (telephonically or otherwise).  With respect to the NMS Plans, the Company shall have the right to review and comment upon in advance all material statements, filings, notices, applications and other submissions (whether in written, electronic, audio, oral or other form or medium) made by or on behalf of PCX, PCX Equities or any of their respective subsidiaries that are material to PCX’s, PCX Equities’ or PCX Equities’ subsidiary’s membership or participation in any NMS Plan.  With respect to the NMS Plans, at the Company’s request, PCX shall cause any written submission proffered by or on behalf of the Company to be submitted to participants of any NMS Plan and each of PCX and PCX Equities shall otherwise use its best efforts to arrange for the Company to communicate directly with participants of any NMS Plan (orally or in writing) in connection with any matter relating to any NMS Plan.  PCX and the Company will consult and cooperate with one another and consider in good faith the views of one another in connection with any analyses, presentations, arguments, opinions and proposals made or submitted by or on behalf of PCX, PCX Equities, PCX Equities’ subsidiary or the Company in connection with any NMS Plan or in connection with any other matter material to PCX’s, PCX Equities’ or such subsidiary’s membership or participation or the NMS Representative’s participation in any NMS Plan.

(n)           The Company covenants and agrees that for so long as this Agreement is in effect it shall regularly and promptly keep PCX apprised of all matters material to the NMS Representative’s participation in any NMS Plan, including, without limitation, promptly furnishing PCX with copies of notices or other communications and promptly informing PCX of all material oral communications received by the NMS Representative in connection therewith.  With respect to the NMS Plans, PCX shall have the right to review and comment upon in advance all material statements, filings, notices, applications and other submissions (whether in written, electronic, audio, oral or other medium) made by or on behalf of the Company or any of its subsidiaries that are material to the NMS Representative’s participation in any NMS Plan.

(o)           Each of PCX and PCX Equities, on the one hand, and the Company, on the other hand, agrees to cooperate with each other in connection with all audits and formal and informal directions, requests or inquiries by the Commission or any other Governmental Authority that are reasonably related to the Archipelago Exchange or the Archipelago Exchange Business.

(p)           The Company shall be entitled to proffer to PCX any fee schedules required to be filed with the Commission with regard to the Archipelago Exchange.  Any fee schedules required to be filed with the Commission with regard to the Archipelago Exchange and proffered by the Company must be promptly submitted by PCX, in the form submitted by the Company, for the approval of the PCX Board of Governors in accordance with its customary practices, or sooner if necessary, which fee schedules such Board of Governors shall consider in good faith.  Following receipt of such approval, PCX and PCX Equities shall submit such fee schedules to the Commission for approval as promptly as practicable.

(q)           Each of the parties hereto shall exercise due regard for Section 4.15 in taking any actions or performing any of its obligations under this Section 4.1.

4.2.               Press Releases; Advertising.  The initial press release relating to the execution of this Agreement and the other Transaction-Related Agreements shall be a joint press release.  Each of the Company, on the one hand, and PCX and PCX Equities, on the other hand, agrees to provide the other copies of advertisements (whether in written, electronic, audio, oral or other form or medium) with respect to the Archipelago Exchange in advance of initial publication of such advertisements.  If PCX reasonably determines that any portion of an advertisement by the Company relating to the Archipelago Exchange would violate any applicable law or any of the Final Market Rules or any other rules of PCX or PCX Equities adopted and administered as part of the PCX Regulatory Functions (as defined in Section 4.7) and provides advance notice of same to the Company prior to initial publication thereof, such portion of the advertisement shall not be published until mutually agreed upon by PCX and the Company.  Each of PCX, PCX Equities and the Company agrees to cooperate with and consult each other in good faith to promptly reach the mutual agreement described in the immediately preceding sentence.

4.3.          Exclusivity; Agreement Not to Compete.

(a)           Until (x) this Agreement is terminated pursuant to Sections 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), and subject to Section 4.3(d), except as the Company may expressly agree by prior written consent, each of PCX and PCX Equities covenants and agrees that (i) the Archipelago Exchange operated by the Company or one of its subsidiaries shall be the exclusive facility or Person with respect to which (I) instruments traded on or eligible to be traded on the equities floors of PCX and (II) such similar instruments that are eligible to be traded on the equities floors of PCX under the Listed UTP Plan or the Nasdaq UTP Plan, in the case of clauses (I) and (II), as of the date of the Original Facility Services Agreement, other than, in the case of clauses (I) and (II), futures, derivatives and index products (“Covered Equity Securities”) shall be permitted to trade on, through, on behalf of, or in association with PCX, PCX Equities or any of their respective affiliates, and (ii) (A) PCX and PCX Equities shall terminate, and shall cause each subsidiary of PCX or PCX Equities, their respective affiliates and any third party (other than the Company and its subsidiaries) to terminate all trading of Covered Equity Securities (whether such trading occurs on, through, on behalf of, or in association with PCX, PCX Equities or any of their respective affiliates or any facility of the foregoing) and (B) none of PCX, PCX Equities, their respective subsidiaries and their respective affiliates shall in any way direct trading of any Covered Equity Securities to, through or in association with a facility or any other Person other than the Company and its subsidiaries, or in any way promote, encourage, direct or recommend trading of any Equity Securities by any ETP Holder, Equity ASAP Holder or any Current PCX Related Person or Current PCXE Related Person through or in association with any facility or any other Person, other than the Company and its subsidiaries.  Notwithstanding the foregoing, (x) until the Archipelago Exchange commences operations in accordance with Article I, PCX and PCX Equities may continue to conduct the PCX Equities Business in the manner such business was being conducted as of the date of the Original Facility Services Agreement in the ordinary course consistent with past practice and subject to any rules of PCX or PCX Equities proposed or adopted by PCX or PCX Equities as of the date of the Original Facility Services Agreement related to the PCX Equities Business and (y) OptiMark Services, Inc. may continue as an equities trading facility in accordance with the PSE-OptiMark Agreement, dated as of August 27, 1996, between PCX and OptiMark Holdings, Inc. (“OptiMark”), successor in interest to OptiMark Technologies, Inc., provided that all such equities trading through such facility is effected through the Archipelago Exchange after the Archipelago Exchange commences operations (the “OptiMark Activities”).  Nothing in this Section 4.3(a) shall limit, prevent or otherwise restrict any trading of Covered Equity Securities that is (i) related to ordinary course activities conducted by members and participants in PCX’s options trading business or other businesses developed or engaged in by PCX that do not constitute the trading of Covered Equity Securities; provided that PCX does not promote, direct or recommend that such trading be conducted other than through the Archipelago Exchange (other than by providing logistic and administrative support of such trading in response to such members’ and participants’ unsolicited requests) or (ii) executed other than on the Archipelago Exchange as a result of the operation of market rules of PCX Equities relating to the Archipelago Exchange Business adopted in accordance with the Market Structure or as otherwise required by the Commission.

(b)           Until (x) this Agreement is terminated pursuant to Sections 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), and subject to Section 4.3(d), except as PCX may expressly agree by prior written consent, the Company covenants and agrees that it will, and it will cause its subsidiaries to, direct to the Archipelago Exchange all Covered Equity Securities order flow that the Company or any of its subsidiaries receives with regard to Covered Equity Securities.  Notwithstanding the foregoing, until the Archipelago Exchange commences operations in accordance with Article I, each of the Company and its subsidiaries may continue to conduct its business related to the trading of Equity Securities in the manner such business was being conducted as of the date of the Original Facility Services Agreement.

(c)           The Company may at any time trade on or through the Archipelago Exchange any instrument or product that meets the listing criteria of PCX or may be traded on or through the Archipelago Exchange under the Listed UTP Plan or the Nasdaq UTP Plan (hereinafter referred to as “Eligible”).  Until (x) this Agreement is terminated pursuant to Sections 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), and subject to Section 4.3(d), in the event PCX, PCX Equities or any of their respective subsidiaries has developed or develops at any time after the date of the Original Facility Services Agreement any Equity Security that is not Eligible or any other instrument or product that it proposes to trade on or through the Archipelago Exchange, each of PCX and PCX Equities shall provide the Company with a right of first refusal to trade such Equity Security, instrument or product on or through the Archipelago Exchange for a fee to be paid to PCX or PCX Equities.  If the Company declines such offer to trade such Equity Security, product or instrument, PCX shall be free to list or trade such Equity Security, product or instrument itself or in association with another Person.  Until (x) this Agreement is terminated pursuant to Sections 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), and subject to Section 4.3(d), in the event that the Company or one of its subsidiaries has developed or develops at any time after the date of the Original Facility Services Agreement any instrument or product that is not Eligible, but which the Company proposes to trade on or through the Archipelago Exchange, the Company shall provide PCX and PCX Equities with a right of first refusal to list such instrument or product for trading on the Archipelago Exchange.  If PCX or PCX Equities declines such offer to list such instrument or product or where PCX or PCX Equities informs the Company that the listing of such product or instrument would require the incurrence of additional costs for it to provide self-regulatory organization services and the Company advises PCX that it declines or does not intend to reimburse PCX or PCX Equities for such additional costs, the Company shall be free to list or trade such product or instrument itself other than through the Archipelago Exchange and/or in association with another Person.  Any Equity Securities, products or instruments (other than futures, derivatives and index products) that are listed on or traded on or through the Archipelago Exchange pursuant to this Section 4.3(c) shall be deemed to be Covered Equity Securities.

(d)           Each of PCX and PCX Equities, on the one hand, and the Company, on the other hand, shall cooperate with and consult the other in connection with any proposed venture or transaction outside of the United States that involves or may involve the trading of material volumes of Covered Equity Securities, and the Company shall use reasonable commercial efforts to trade such Covered Equity Securities through the Archipelago Exchange.  In addition, each of PCX and PCX Equities shall provide prior notice to, cooperate with and consult the Company in connection with any proposed venture or transaction pursuant to which PCX would become a self-regulatory organization of or provide self-regulatory services to any equity securities exchange outside of the United States.  Neither the foregoing nor any other provision of this Section 4.3 shall restrict (i) the Company or any of its subsidiaries from entering into a venture or transaction outside of the United States or (ii) PCX from entering into a venture or transaction pursuant to which PCX would become a self-regulatory organization of or provide self-regulatory services to any equity securities exchange outside of the United States or PCX would engage in activities outside of the United States that are not Competing Activities.

(e)           Until (x) this Agreement is terminated pursuant to Sections 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), except as the Company may expressly agree by prior written consent, each of PCX and PCX Equities covenants and agrees that neither PCX nor PCX Equities will, and that each will cause its subsidiaries and affiliates (or any successor thereof) not to, directly or indirectly, at any time:  (i) engage in any business or other activity that competes with the Archipelago Exchange with respect to Covered Equity Securities (“Competing Activities”), provided, however, that the listing, trading or serving as a self-regulatory organization solely with respect to products or instruments that are not Covered Equity Securities, without limitation, shall not constitute Competing Activities; (ii) invest in, acquire, hold or develop any interest in any Person that engages in any Competing Activities, provided that this clause (ii) shall not be deemed breached as a result of, and shall not restrict PCX and its subsidiaries from (A) acquiring, in the aggregate, 1% or less of the securities of a Person that engages in any Competing Activities, (B) holding, in the aggregate, a non-controlling interest of a Person that engages in any Competing Activities, (C) investing, acquiring, holding or developing an interest in a Person in respect of which Competing Activities represent a de minimis portion of such Person’s business, or (D) holding or exercising the warrants for shares of OptiMark that are held by PCX at or after the Closing (as defined in the Contribution Agreement) or holding such shares upon exercise of such warrants; (iii) promote, encourage, direct or recommend any ETP Holders, Equity ASAP Holders or, if applicable, any Current PCX Related Persons or Current PCXE Related Persons to trade through any other exchange, facility or trading system, to reduce their trading activities in the Archipelago Exchange, or not to use the Archipelago Exchange altogether or otherwise promote, direct or recommend the same; (iv) provide, or enter into any contract, agreement or arrangement to provide, any self-regulatory organization functions to any Person other than the Archipelago Exchange in respect of any Covered Equity Securities; or (v) induce or attempt to induce any supplier, vendor or contractor of the Company or any of its affiliates to cease to supply, or to restrict or vary the terms of supply or to discontinue business with the Company or any such affiliate.

(f)            Until (x) this Agreement is terminated pursuant to Section 5.1(a) or 5.1(b) or (y) Sections 4.3(a) through 4.3(f) and Section 4.3(i) are terminated pursuant to Section 5.1(d), except as PCX may expressly agree by prior written consent, the Company covenants and agrees that it will not, and that it will cause the Subsidiaries (or any successor thereof) not to directly (i) engage in any business as or operate as a United States national securities exchange; (ii) engage in any business as or operate as a United States self-regulatory organization; or

(iii) enter into any contract, agreement or arrangement with a United States self-regulatory organization other than PCX or PCX Equities to perform any of the PCX Regulatory Functions, in each case in respect of Covered Equity Securities.

(g)           Each of PCX and PCX Equities covenants and agrees that neither PCX nor PCX Equities will, and that each will cause their respective subsidiaries and respective affiliates (or any successor thereof) not to, directly or indirectly, (i) employ or seek to employ any person employed at such time by the Company or any of its affiliates and then working on-site at PCX’s offices, or (ii) otherwise encourage or entice such person to leave such employment, in the case of clauses (i) and (ii), other than pursuant to general advertisements of employment.

(h)           The Company covenants and agrees that it will not, and that it will cause the Subsidiaries (or any successor thereof) not to, directly or indirectly, (i) employ or seek to employ any person employed at such time by PCX or PCX Equities and then working in the Archipelago Exchange Business, or (ii) otherwise encourage or entice such person to leave such employment, in the case of clauses (i) and (ii), other than pursuant to general advertisements of employment.

(i)            The provisions of this Section 4.3 were negotiated in good faith by the parties hereto and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect their legitimate interests.  If any provision contained in this Section 4.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.3, but this Section 4.3 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, an arbitral tribunal shall construe and interpret or reform this Section 4.3 to provide for a covenant having the maximum enforceable time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.  Each of the parties hereto acknowledges and agrees that a breach or threatened breach by any party hereto or any of their respective subsidiaries or affiliates of any of the restrictions set forth in this Section 4.3 will result in irreparable and continuing damage to the other parties for which there may be no adequate remedy at law. In the event of any breach or threatened breach by any party hereto or any of their respective subsidiaries or affiliates of any of the aforesaid agreed upon restrictions, the other parties hereto shall be entitled to injunctive relief as well as any other remedy at law or in equity available to it and, in connection therewith, each of the parties hereto waives and forfeits any right it may have to the posting of any bond or similar support in the event of any breach or threatened breach by it or any of its subsidiaries or affiliates.

4.4.          Excluded Liabilities; Indemnification.  (a)  None of the Company or any of its subsidiaries shall assume or be responsible for, and PCX, PCX Equities and their respective subsidiaries shall retain and be responsible for, all of their respective liabilities and obligations, including, without limitation, all liabilities and obligations, arising out of or related to the business or operations of PCX, PCX Equities or any of their respective subsidiaries, existing, incurred, accrued or arising out of any action or inaction prior to the date on which the Company or one of its subsidiaries becomes a facility of PCX and PCX Equities pursuant to this Agreement, including, without limitation, in connection with any disciplinary matter, litigation or other action arising out of or related to any action or inaction by the individual or entity listed in Section 4.4 of the PCX Disclosure Letter while the individual was a floor broker on the floor of PCX, any liabilities or obligations relating to the consummation of the transactions contemplated by this Agreement, the Original Facility Services Agreement, the Original LLC Agreement and any other Transaction-Related Agreement, the Equities Restructuring, and any liabilities arising from the relationship of PCX or PCX Equities and any of the ETP Holders, Equity ASAP Holders, Current PCX Related Persons or Current PCXE Related Persons (the “Company Excluded Liabilities”).

(b)           From the date of the Original Facility Services Agreement, PCX and PCX Equities agree that they will jointly and severally indemnify and hold harmless the Company, its subsidiaries and affiliates and their respective current, former or future directors, officers, employees, agents and affiliates (the “Company Indemnified Parties”), against any and all claims, costs, losses, liabilities, damages, judgments, fines, penalties, deficiencies or expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any claim, default or assessment) or other damage (including, without limitation, expectation, actual, punitive and consequential damages) (collectively, “Losses”) pertaining to, arising or resulting, directly or indirectly, from or in connection with (i) any inaccuracy in any of the representations or warranties of PCX or PCX Equities in this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement or in any certificate, instrument or other document delivered in connection with this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement, (ii) any breach by PCX or PCX Equities of any agreement, covenant or obligation in this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement, (iii) any Losses relating to any Company Excluded Liabilities, or (iv) any Third Party Claim (as defined below) relating to any Loss arising from any matter referred to in clauses (i), (ii) or (iii) above (and PCX or PCX Equities shall also advance expenses as incurred to the fullest extent permitted by applicable Law).

(c)           None of PCX, PCX Equities or any of their respective subsidiaries shall assume or be responsible for, and Archipelago Exchange, L.L.C. (“AELLC”) and its subsidiaries shall retain and be responsible for, all of their respective liabilities and obligations, including, without limitation, all liabilities and obligations, arising out of or related to the business or operations of AELLC or any of its subsidiaries, existing, incurred, accrued or arising out of any action or inaction prior to the date on which the Company or one of its subsidiaries becomes a facility of PCX and PCX Equities pursuant to this Agreement (the “PCX Excluded Liabilities”).

(d)           From the date of the Original Facility Services Agreement, the Company agrees that it will indemnify and hold harmless PCX, its subsidiaries and affiliates and their respective current, former or future directors, officers, employees, agents and affiliates (the “PCX Indemnified Parties”), against any and all Losses pertaining to, arising or resulting, directly or indirectly, from or in connection with (i) any inaccuracy in any of the representations or warranties of the Company in this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement or in any certificate, instrument or other document delivered in connection with this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement, (ii) any breach by the Company of any agreement, covenant or obligation in this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreement, (iii) any Losses relating to any PCX Excluded Liabilities, or (iv) any Third Party Claim (as defined below) relating to any Loss arising from any matter referred to in clauses (i), (ii) or (iii) above (and the Company shall also advance expenses as incurred to the fullest extent permitted by applicable Law.)

(e)           Promptly after receipt by either a Company Indemnified Party or a PCX Indemnified Party, as the case may be (such recipient, the “Indemnified Party”), of notice of the commencement of any claim, action, suit, proceeding, demand or investigation (whether civil, criminal, administrative or investigative), whether asserted or claimed prior to, at or after the date on which the Company or its designee becomes a facility of PCX and PCX Equities pursuant to this Agreement, by a third party (a “Third Party Claim”) which gives rise to any Losses, such Indemnified Party shall, if a claim in respect thereof is to be made against an indemnifying party or indemnifying parties under this Agreement (such party against whom the claim is to be made, the “Indemnifying Party”) under such Section, give notice to the Indemnifying Party of its assertion of such claim for indemnification and of the commencement of the action of its assertion of such claim for indemnification and of the commencement of the action or assertion of the Third Party Claim with respect to which the claim for indemnification pertains.  Failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have under this Section 4.4 to any Indemnified Party.  If any such action shall be brought or a Third Party Claim shall be asserted against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement or assertion thereof, the Indemnifying Party shall be entitled, at its own expense, to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section 4.4 for any fees of other counsel or any other expense (unless such fees or expenses are incurred at the request of the Indemnifying Party), in each case subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that notwithstanding the foregoing, if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them, and the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.  If the Indemnifying Party receives notice of any action or Third Party Claim, it shall promptly notify the Indemnified Party as to whether, at the Indemnifying Party’s expense, it intends to control the defense thereof.  If the Indemnifying Party defends an action, it shall have full control over the litigation, including settlement and compromise thereof, provided that no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent unless such compromise or settlement (i) includes the giving by the claimant or plaintiff to such Indemnified Party of an unconditional and irrevocable release from all liability in respect of all claims relating to such Third Party Claim, (ii) does not include a statement as to or an admission of fault, guilt, culpability or a failure to act by or on behalf of an Indemnified Party, and (iii) does not include any limitations or restrictions on the operation of the Archipelago Exchange.  If indemnity is not available with respect to any Indemnified Party, then the Indemnifying Party and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(f)            A claim for indemnification under this Section 4.4 for any matter not involving a Third Party Claim may be asserted by notice (the “Claim Notice”) from an Indemnified Party to the Indemnifying Party.  Such claim for indemnification stated in the Claim Notice may be disputed by return notice from the Indemnifying Party provided to the Indemnified Party not later than 30 days after receipt by the Indemnifying Party of the Claim Notice.  Such return notice shall state the claim or claims in dispute and the reasons therefor in reasonable detail.

(g)           The obligations of PCX and PCX Equities, on the one hand, and the Company, on the other hand, herein to indemnify and hold harmless any Indemnified Party shall survive indefinitely notwithstanding any termination of this Agreement or the Original Facility Services Agreement; provided, however, that the obligations of PCX and PCX Equities, on the one hand, and the Company, on the other hand, to indemnify and hold harmless any Indemnified Party pursuant to Section 4.4(b)(i) and Section 4.4(d)(i), respectively, shall terminate when the applicable representation or warranty terminates pursuant to Section 6.13 of this Agreement or Section 7.13 of the Contribution Agreement, as the case may be; and provided further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (in accordance with the terms of this Section 4.4) to the Indemnifying Party.

4.5.          Cash Payment.  (a)  The Company has paid the Cash Payment (as defined in the recital clauses herein) upon execution and delivery of the Original Facility Services Agreement and the other Transaction-Related Agreements dated as of July 12, 2000 and the occurrence of the Closing (as defined in the Contribution Agreement) on July 12, 2000.  Each of PCX and PCX Equities covenants and agrees to use $25 million of the Cash Payment to restructure and terminate the PCX Equities Business and to establish the support and infrastructure of the Archipelago Exchange Business, provided that if the cost of such restructuring (the “Actual Restructuring Cost”) is less than $25 million, PCX and PCX Equities covenant and agree to use for the support of the self-regulatory functions of PCX the amount by which the Actual Restructuring Cost is less than $25 million (but not to offset any charges for self-regulatory services provided pursuant to Section 4.9 hereof).  Each of PCX and PCX Equities acknowledges and agrees that the Company made the Cash Payment in reliance upon Section 4.5 of the Original Facility Services Agreement and that PCX shall be solely responsible for the payment of any income taxes due as a result of the Cash Payment.

(b)           The parties hereto agree that the Cash Payment shall be treated for all tax purposes as a payment for services and a covenant not to compete.

4.6.          Operations of PCX Equities Business.  Prior to the commencement of operations of the Archipelago Exchange in accordance with Article I, PCX Equities shall operate the PCX Equities Business for its own account and only in the ordinary and usual course, consistent with past practice, provided that each of PCX and PCX Equities may take actions or enter into agreements it deems necessary or appropriate to complete the Equities Restructuring so long as it complies with Section 4.10.  Upon the occurrence after the date of the Original Facility Services Agreement of any material losses in connection with such PCX Equities Business or upon the forecast by PCX of material losses by it in connection with the PCX Equities Business and only after the Company’s receipt of at least 30 days’ advance notice from PCX Equities, PCX Equities may commence closing the operating portion of such PCX Equities Business to minimize further losses unless the Company provides notice to PCX Equities within such 30-day period that the Company may be willing to absorb all or a portion of such losses, in which case PCX Equities and the Company shall be obligated to negotiate in good faith the terms of a loss sharing arrangement with respect to such PCX Equities Business during which time PCX Equities shall continue to conduct such PCX Equities Business.  At the end of such 30-day period, in the absence of an agreed loss-sharing arrangement, PCX Equities may commence closing the operating portion of such PCX Equities Business.

4.7.          Confidentiality.  The provisions of this Section 4.7 were negotiated in good faith by the parties hereto and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect their legitimate interests.  Notwithstanding any other provision of this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any

Transaction-Related Agreement that may be to the contrary, each party (the “Receiving Party”) will keep confidential any and all Confidential Information furnished to it by any other party or such other party’s affiliates, representatives or agents, and none of the parties hereto and their respective affiliates, representatives and agents shall use or disclose the Confidential Information except as expressly permitted in this Agreement.  “Confidential Information” means any and all data and information of a proprietary or confidential nature (including, without limitation, orders, trades, positions, trade limits and other trading data and information of a proprietary or confidential nature) that is owned or controlled by, or provided on a confidential basis to, any party hereto or its respective affiliates and is made available by one party or its affiliates to any other party or its affiliates prior to, during or after the term of this Agreement or the Original Facility Services Agreement in connection with the transactions contemplated by this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any other Transaction-Related Agreements.  Confidential Information shall not include information which: (a) was known or used by the receiving party or its affiliates prior to its date of disclosure to the receiving party, as evidenced by the prior written records of the receiving party or its affiliates; (b) either before or after the date of the disclosure to the receiving party, is lawfully disclosed without restriction on disclosure to the receiving party or its affiliates by an independent, unaffiliated third party whose disclosure of such information does not violate any obligation to or right of the party owning or controlling the Confidential Information; (c) either before or after the date of the disclosure to the receiving party, becomes published or generally known through no fault or admission on the part of the receiving party or its affiliates or their employees or agents; (d) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or a civil investigative demand of a court or governmental agency, provided that (i) the receiving party notifies the other party as promptly as practicable upon receipt thereof, (ii) the disclosing party furnishes only that portion of the information which it is advised by counsel is legally required, and (iii) the receiving party imposes such obligations of secrecy as are possible with respect to such information; or (e) is required to be disclosed by a party under any statutory, regulatory or similar legislative requirement or any rule of any self-regulatory organization to which it or any of its affiliates is subject, provided, that the disclosing party uses reasonable efforts to obtain confidential treatment of the Confidential Information.  Each of PCX and PCX Equities agrees to treat as confidential and not to disclose Confidential Information to any officers, employees, representatives or agents of PCX or PCX Equities (other than officers, employees, representatives or agents of PCX or PCX Equities who have a need to know the same (x) for purposes of PCX’s and PCX Equities’ performance of their obligations hereunder or under the Original Facility Services Agreement, the Original LLC Agreement or any of the Transaction-Related Agreements or (y) to the extent necessary for PCX to exercise PCX’s ability to monitor, surveil, investigate or regulate the marketplace consistent with its obligations under the Exchange Act or to bring disciplinary or enforcement actions against any ETP Holders or members, including, without limitation, with respect to any violations by such ETP Holders or members of the Exchange Act or any other applicable law or regulation or to conduct periodic examinations of each broker-dealer for which PCX is the Designated Examining Authority, monitor each such broker-dealer’s adherence to all applicable rules and regulations of the Commission and PCX and act as the PCX collection agent for the Securities Investor Protection Corporation (“SIPC”) and monitor each such broker-dealer’s compliance with SIPC requirements (the “PCX Regulatory Functions”) with respect to the Archipelago Exchange; such officers, employees, representatives and agents being defined herein as “Permitted Representatives”), and to cause such Permitted Representatives not to disclose any Confidential Information to any officers, employees, representatives or agents of PCX or PCX Equities (other than Permitted Representatives).  Upon termination of this Agreement pursuant to Section 5.1(c), the Company, on the one hand, and PCX and PCX Equities, on the other hand, shall each use its reasonable best efforts promptly to return or destroy, or cause to be returned or destroyed, all Confidential Information furnished to it by the other or such other’s affiliates, representatives or agents unless the Commission record-keeping rules or other applicable Laws prohibit destruction.

4.8.          PCX Board of Governors; PCX Equities Board of Directors.  PCX (i) prepared and circulated to its members in December 2000 all amendments to its Constitution necessary for a designee of the Company to serve as a member of PCX’s Board of Governors as contemplated by Section 5.5 of the Contribution Agreement and (ii) covenants and agrees to use its best efforts to obtain the approval thereof by its members, including, without limitation, by holding a meeting of its members in January 2001 for such approval.  PCX shall use its best efforts to obtain any required approvals of such amendments by the Commission and to have such designee elected or appointed to PCX’s Board of Governors and retain his position as a member thereof, in each case as promptly as practicable after obtaining such approval by PCX’s members.  Until a designee of the Company is elected or appointed to PCX’s Board of Governors, the Company shall be entitled to designate one individual to act as an advisor at all meetings of PCX’s Board of Governors, and PCX shall furnish such advisor with copies of all notices and other documents related to any meetings of PCX’s Board of Governors as promptly as practicable in advance of such meetings and shall permit such advisor to attend such meetings (telephonically or otherwise) and to participate in the deliberations of such meetings consistent with the conflicts policies of PCX, which as of the date of the Original Facility Services Agreement were set forth in Annex B thereto.  Each of PCX and PCX Equities shall use its best efforts to have a designee of the Company elected or appointed to PCX Equities’ Board of Directors and retain such designee’s position as a member thereof as promptly as practicable after the date hereof.  Such designee shall be the Chairman of the Board of Managers of the Company or, if not the Chairman of the Board of Managers of the Company, such other individual as shall be acceptable to PCX and PCX Equities.  Until a designee of the Company is elected or appointed to PCX Equities’ Board of Directors, the Company shall be entitled to designate one individual to act as an advisor at all meetings of PCX Equities’ Board of Directors, and PCX Equities shall, and PCX shall cause PCX Equities to, furnish such advisor with copies of all notices and other documents related to any meetings of PCX Equities’ Board of Directors as promptly as practicable in advance of such meetings and shall permit such advisor to attend such meetings (telephonically or otherwise) and to participate in the deliberations of such meetings.  The designees of the Company may be removed from PCX’s Board of Governors and PCX Equities’ Board of Directors at any time after this Agreement is terminated in accordance with its terms.

4.9.          Self-Regulatory Organization Services.  (a)  Until termination of this Agreement pursuant to Sections 5.1(a) or 5.1(b), PCX and PCX Equities shall provide to the Archipelago Exchange the services that are necessary or reasonably appropriate under the Exchange Act and to carry out their related responsibilities as a self-regulatory organization under the Exchange Act, consistent with PCX’s ability to monitor, surveil, investigate or regulate the marketplace consistent with its obligations under the Exchange Act or to bring disciplinary or enforcement actions against any ETP Holders, Equity ASAP Holders, members or specialists, including, without limitation, with respect to any violations by such ETP Holders, Equity ASAP Holders, members or specialists of the Exchange Act or any other applicable law or regulation or to conduct periodic examinations of each broker-dealer for which PCX is the Designated Examining Authority, monitor each such broker-dealer’s adherence to all applicable rules and regulations of the Commission and PCX and act as the PCX collection agent for the SIPC and monitor each such broker-dealer’s compliance with SIPC requirements.

(b)           Upon the request from time to time of either PCX Equities or the Company, representatives of PCX, PCX Equities and the Company shall meet to consult regarding the provision of such services to the Archipelago Exchange.

(c)           PCX, PCX Equities and the Company have agreed on an initial budget to compensate PCX and PCX Equities for the provision of the services described in Section 4.9(a), which budget shall be reviewed from time to time by the parties and shall be amended from time to time pursuant to their mutual agreement to increase or decrease the resources allocated by PCX and PCX Equities to the services to be provided and the compensation for the costs related thereto.  From and after the date that is six months after the date that the Archipelago Exchange commences operations as provided under Article I, the parties shall consult with each other in good faith and use their reasonable best efforts to agree upon the budget for such services for the immediately succeeding year.  If the parties are unable to agree upon such a budget prior to the commencement of such succeeding year, the budget for such succeeding year shall consist of the budget for the immediately preceding year with the amount for each item in such budget increased by 5% from the amount in such prior year’s budget.  Such consultation process shall thereafter be repeated for each subsequent year, provided that if following the termination of Section 4.3(f) the Company enters into a contract, agreement or other arrangement with another self-regulatory organization to provide such services to the Archipelago Exchange, the parties shall use their reasonable best efforts to renegotiate the budget of PCX and PCX Equities for such services to the Archipelago Exchange in light of such other contract, agreement or arrangement and with a view to eliminating duplication by PCX and PCX Equities in providing such services.

4.10.        Equities Restructuring.  Section 4.10 of the PCX Disclosure Letter sets forth all of the agreements (other than the Original Facility Services Agreement, this Agreement, the Original LLC Agreement and the other Transaction-Related Agreements) to which PCX, PCX Equities or any of their respective subsidiaries is a party relating to the Equities Restructuring.  Neither PCX, PCX Equities nor any of their respective subsidiaries may amend, modify, delete or supplement in any material respect any of the terms or conditions of the forms of agreements set forth in Section 4.10 of the PCX Disclosure Letter, enter into agreements that have materially different terms or conditions than contained in such forms of agreements relating to the Equities Restructuring, or otherwise materially affect the Equities Restructuring other than as described in Section 4.10 of the PCX Disclosure Letter, without the prior written consent of the Company, provided that the foregoing shall not restrict PCX, PCX Equities or their respective subsidiaries from entering into a tax sharing agreement, shareholder agreement or other intercompany agreement in connection with the restructuring that does not have any of the foregoing effects that are material to the Company.

4.11.        Interest in PCX Equities.  For so long as this Agreement is in effect, each of PCX and PCX Equities covenants and agrees that PCX shall remain the sole shareholder of PCX Equities and that PCX’s current interest in PCX Equities shall not in any way be diluted, including, without limitation, by the sale or issuance of additional interests in PCX Equities to any other Person, provided that, upon receiving the Commission’s prior approval thereof and confirmation that PCX Equities will not be required to register as a national securities exchange, members of PCX’s Board of Governors, members of PCX Equities’ Board of Directors, members of PCX or officers or employees of PCX or

PCX Equities may also be shareholders of PCX Equities so long as PCX owns at least a 51% interest in PCX Equities.

4.12.        Technology Support.  Until termination of this Agreement pursuant to Section 5.1(a) or 5.1(b), the Company shall provide to PCX and PCX Equities such technology support as may be necessary for the Archipelago Exchange to operate in accordance with applicable Laws or any other direction or request by the Commission.  In this regard, in furtherance of the performance of their PCX Regulatory Functions, PCX and PCX Equities shall provide to the Company from time to time reasonably detailed specifications as to applications and systems required for such operation of the Archipelago Exchange, including, without limitation, in respect of Automation Review Policy and surveillance system automated requirements, software applications and support (including in-person assistance with operating inquiries). Notwithstanding anything to the contrary in this Section 4.12, the Company shall not be required to provide or pay for any technology support that is contemplated to be provided or paid for by PCX or PCX Equities pursuant to the then applicable budget referred to in Section 4.9(c) or that is related to accounting functions or any other corporate overhead functions.  Upon request of the other party or parties, the Company, on the one hand, and PCX and PCX Equities, on the other hand, shall assist the other party or parties in developing any interfaces necessary for it or them, as the case may be, to perform its or their obligations under this Agreement.  The party or parties requesting such assistance shall bear all costs relating to such assistance on the development of such interfaces and shall reimburse the other party or parties for all of their reasonable expenses in providing such assistance.

4.13.        Recordkeeping; Access to Information.  Until the later of (x) termination of this Agreement pursuant to Section 5.1(a) or 5.1(b) and (y) expiration of such period of time required by the Commission, AELLC shall (a) keep and preserve at least one copy of all documents, including all correspondence, memoranda, papers, books, notices, accounts, and other such records as shall be made or received by it in the course of its business in respect of the Archipelago Exchange, (b) keep all such documents for a period of not less than five years, the first two years in an easily accessible place, subject to the destruction and disposition provisions of Exchange Act Rule 17a-6, (c) upon the request of any representative of the Commission, promptly furnish to the possession of such representative copies of any documents required to be kept and preserved pursuant to clauses (a) and (b) of this Section 4.13, and (d) upon the request of PCX and to the extent that PCX deems necessary for it to exercise its regulatory functions in respect of the Archipelago Exchange, promptly furnish to PCX copies of any documents required to be kept and preserved pursuant to such clauses (a) and (b).  The Company agrees to provide to PCX and PCX Equities all information available to it necessary or advisable with respect to the qualifications of employees of the Company or its subsidiaries with access to sensitive order and trading information and other confidential information, in each case of the Archipelago Exchange, or who will have responsibility for trading on the Archipelago Exchange, or who will deal directly with subscribers to the Archipelago Exchange, to the extent necessary for PCX to carry out the PCX Regulatory Functions in respect of the Archipelago Exchange, and PCX and PCX Equities may monitor the activities of such employees to the extent necessary for PCX to carry out the PCX Regulatory Functions in respect of the Archipelago Exchange.  Notwithstanding anything to the contrary in this Section 4.13, none of PCX, PCX Equities and the Company shall be required to violate any Law applicable to it or waive any applicable privilege.

4.14.        Financial Statements.  Until termination of this Agreement pursuant to Section 5.1(a) or 5.1(b), each of PCX and PCX Equities will, as promptly as practicable, provide or make available to the Company current draft and final versions of any annual or quarterly financial statements of it (consolidated or otherwise) prepared subsequent to the date of the Original Facility Services Agreement.

4.15.        Business Operations and PCX Regulatory Functions.  The parties hereto agree that, until termination of this Agreement pursuant to Section 5.1(a) or 5.1(b), the Company shall direct all business operations and policies of the Archipelago Exchange to the extent not inconsistent with the PCX Regulatory Functions or applicable laws and regulations, on the one hand, and PCX shall direct all of the PCX Regulatory Functions to the extent not inconsistent with applicable laws and regulations, on the other hand.

4.16.        Consents.  Subject to the Letter Agreement, each of PCX and PCX Equities covenants and agrees to use its best efforts to obtain the consents and approvals listed in Sections 2.3, 2.4(b) and 2.5 of the PCX Disclosure Letter promptly.

4.17.        General Communications.  Notwithstanding anything to the contrary in this Agreement, the Company and its subsidiaries shall be entitled to communicate directly with the Commission or any other Governmental Authority (in writing or otherwise) with regard to matters relating to the securities business and the securities industry, including, without limitation, by attending conferences and meetings and submitting comment letters in response to proposed rules issued by the Commission that relate to or affect the securities business or the securities industry, and the Company and its subsidiaries shall be entitled to submit comment letters directly to the Commission with respect to proposed rules issued by the Commission that relate to or affect the Archipelago Exchange.

4.18.        Waiver.  Each of PCX and PCX Equities hereby waives any and all immunities it may have, including, without limitation, any sovereign or absolute immunity it may otherwise be entitled to as a national securities exchange and self-regulatory organization, in connection with the Original Facility Services Agreement, this Agreement, the Original LLC Agreement and each of the Transaction-Related Agreements, including, without limitation, with respect to any claims that the Company or any other Company Indemnified Party may be entitled to assert or any remedies under the Original Facility Services Agreement, this Agreement, the Original LLC Agreement or any Transaction-Related Agreement and with respect to any representations, warranties, covenants and agreements of PCX or PCX Equities contained herein or therein; provided that this waiver shall not apply with respect to any PCX Regulatory Function that is carried on by PCX or PCX Equities in accordance with the terms of this Agreement.

ARTICLE V.

TERMINATION

5.1.          Termination.  (a)  The Company may provide notice of termination of this Agreement to PCX and PCX Equities (i) at any time after PCX or PCX Equities becomes insolvent or bankrupt or is liquidated or winding-up or makes an assignment for the benefit of its creditors or voluntarily files for, or is placed in, voluntary bankruptcy or takes any other action which would indicate insolvency, bankruptcy, liquidation or winding-up on its part or after PCX is no longer in good standing as a national securities exchange or as a self-regulatory organization under applicable Law, (ii) at any time after a breach by PCX or PCX Equities of this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any of the Transaction-Related Agreements or a violation by PCX, PCX Equities or any of their respective subsidiaries of applicable Law that has resulted in, or is reasonably likely to result in, PCX losing its status as a U.S. national securities exchange or self-regulatory organization or the Archipelago Exchange having to terminate conducting all business for an indefinite period of time, and after the Company has provided written notice to PCX of such breach or violation, PCX, PCX Equities or such other subsidiary of PCX or PCX Equities has willfully failed to take any action to cure such breach or violation within 60 days of receiving such notice, or (iii) in the Company’s sole discretion at any time on or after the second anniversary of the Closing Date (as defined in the Contribution Agreement).

(b)           PCX or PCX Equities may provide notice of termination of this Agreement to the Company (i) at any time after a breach by the Company of this Agreement, the Original Facility Services Agreement, the Original LLC Agreement or any of the Transaction-Related Agreements or a violation by the Company or any of its subsidiaries of applicable Law that has resulted in, or is reasonably likely to result in, PCX losing its status as a U.S. national securities exchange or self-regulatory organization or the Archipelago Exchange having to terminate conducting all business for an indefinite period of time, and after PCX has provided written notice to the Company of such breach or violation, the Company or such subsidiary of the Company has willfully failed to take any action to cure such breach or violation within 60 days of receiving such notice, or (ii) at any time after the Company becomes insolvent or bankrupt or is liquidated or winding-up or makes an assignment for the benefit of its creditors or voluntarily files for, or is placed in, voluntary bankruptcy or takes any other action which would indicate insolvency, bankruptcy, liquidation or winding-up on its part.

(c)           After notice of termination has been provided in accordance with Sections 5.1(a) or 5.1(b), each of the parties hereto shall use its best efforts and cooperate in good faith with the other parties hereto to make alternative arrangements and accommodations mutually agreed upon by the parties hereto with respect to the trading and self-regulatory organization services arrangements set forth in this Agreement and the other Transaction-Related Agreements.  This Agreement shall terminate on the date that such alternative arrangements and accommodations described in the immediately preceding sentence are in place, provided that, in the event that the Company or PCX has not previously provided notice of termination of Sections 4.3(a) through 4.3(f) and 4.3(i) pursuant to Section 5.1(d), each of the parties hereto shall be released from the covenants set forth in Sections 4.3(a) through 4.3(f) and Section 4.3(i) from the date that notice of termination has been provided in accordance with Sections 5.1(a) or 5.1(b) through the date of termination of this Agreement to the extent necessary for such party to prepare for and enter into alternative arrangements or accommodations, but not to trade any Covered Equity Securities other than through the Archipelago Exchange.  Notwithstanding the foregoing, the party providing notice of termination may provide for, and set forth in such notice, a termination date (“Termination Date”) consistent with implementing an orderly transition, on which Termination Date this Agreement shall terminate if this Agreement has not previously been terminated in accordance with the immediately preceding sentence.

(d)           Notwithstanding anything to the contrary in this Section 5.1, (i) at any time that the Company is entitled to provide notice of termination of this Agreement to PCX and PCX Equities pursuant to Section 5.1(a), the Company shall be entitled instead to provide notice of termination of Sections 4.3(a) through 4.3(f) and Section 4.3(i), provided that the provision of such notice of termination of Sections 4.3(a) through 4.3(f) and Section 4.3(i) shall not prevent the Company thereafter from terminating this Agreement altogether pursuant to and in accordance with Section 5.1 in its sole discretion and shall not in any way prejudice the Company’s rights under Sections 5.1(a) and 5.1(c), and (ii) at any time after the fourth anniversary of the Closing Date (as defined in the Contribution Agreement) the Average Market Share during any 180-day period after such fourth anniversary is less than 1%, PCX shall be entitled to provide notice of termination of Sections 4.3(a) through 4.3(f) and Section 4.3(i), provided that the provision of such notice of termination of Sections 4.3(a) through 4.3(f) and Section 4.3(i) shall not prevent PCX or PCX Equities thereafter from terminating this Agreement altogether pursuant to and in accordance with Section 5.1 in its sole discretion at any time that it is entitled to provide notice of termination of this Agreement to the Company pursuant to Section 5.1(b) and shall not in any way prejudice PCX’s or PCX Equities’ rights under Sections 5.1(b) and 5.1(c).  Upon the provision of such notice of termination of Sections 4.3(a) through 4.3(f) and Section 4.3(i), such Sections shall no longer apply to the parties hereto after the provision of such notice of termination, provided that all rights of the parties hereto in respect of any breaches of such Sections prior to the provision of such notice of termination shall be preserved and not in any way restricted or limited by such notice of termination and the remainder of this Agreement shall remain in full force and effect until this Agreement is terminated in accordance with Section 5.1(c).  For purposes of this Agreement, “Average Market Share,” for any period, shall mean the weighted average market share of Equity Securities traded in the United States on or through the Archipelago Exchange during such period, determined by calculating the aggregate number of shares traded during such period on or through the Archipelago Exchange in relation to the aggregate number of shares traded during such period on or through Nasdaq and all U.S. national securities exchanges, with such determination being limited only to shares of Equity Securities traded on or through the Archipelago Exchange (it being understood, moreover, that to the extent any Equity Security was not traded on or through the Archipelago Exchange during such entire period, it shall be included in such determination only with respect to the days that it was traded on or through the Archipelago Exchange).

ARTICLE VI.

MISCELLANEOUS

6.1.          Notices.  Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

(a)	if to the Company:

Archipelago Holdings, L.L.C.
100 South Wacker Drive
20th Floor
Chicago, Illinois 60606
Telecopy: (312) 621-0487
	Attn:	Chief Executive Officer General Counsel

with a copy to:

Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Telecopy: (212) 558-3588
	Attn:	John Evangelakos

(b)	if to PCX or PCX Equities:

Pacific Exchange, Inc.
115 Sansome Street
San Francisco, California 94104
Telecopy: (415) 393-4150
	Attn:	Chief Executive Officer General Counsel

All notices given pursuant to this Section 6.1 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.1 and an appropriate answer back is received or (iii) if delivered by overnight courier, on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).  Any party from time to time may change its address, facsimile number or other information for purposes of notices to that party by giving notice specifying such change to the other parties hereto.

6.2.          Definitions; Headings and Captions.  (a)  Terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the LLC Agreement.

(b)           All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

For all purposes hereof the following defined terms have the meaning set forth in the relevant Section referred to below:

AAA	6.5(d)
Actual Restructuring Cost	4.5(a)
AELLC	4.4(c)
Archipelago Exchange	Recitals
Archipelago Exchange Business	Recitals
Average Market Share	5.1(d)
Cash Payment	Recitals
Claim Notice	4.4(f)
Commission	Recitals
Company Disclosure Letter	3
Company Excluded Liabilities	4.4(a)
Company Indemnified Parties	4.4(b)
Company Material Adverse Effect	3.1
Competing Activities	4.3(e)
Complaining Party	6.5(b)
Confidential Information	4.7
Contract	2.4
Contribution Agreement	Recitals
Covered Equity Securities	4.3(a)
Current PCX Related Persons	2.6
Current PCXE Related Persons	2.6
DTCC	Recitals
ECN	Recitals
Eligible	4.3(c)
Equities Restructuring	2.3
Equity ASAP Holder	2.6
Equity Securities	Recitals
ETP Holder	2.6

Exchange Act	Recitals
Exchange Agreement	3.3
Exchange Agreement Disclosure Letter	3.3
Federal Securities Laws	4.1(f)
Final Market Rules	4.1(a)
Governmental Authority	2.5
Indemnified Party	4.4(e)
Indemnifying Party	4.4(e)
Law	4.1(a)
Laws	4.1(a)
Letter Agreement	2.4
LLC Agreement	Recitals
Losses	4.4(b)
Market Structure	4.1(a)
Material Adverse Effect	2.1
NASD	Recitals
NMS Plans	4.1(m)
NMS Representative	4.1(m)
OPRA	Recitals
Optimark	4.3(a)
Optimark Activities	4.3(a)
Original LLC Agreement	Recitals
Other Necessary Approvals and Consents	4.1(a)
PCX Disclosure Letter	2
PCX Equities Business	1.1(a)
PCX Excluded Liabilities	4.4(c)
PCX Indemnified Parties	4.4(d)
PCX Regulatory Functions	4.7
Permitted Representatives	4.7
Person	2.1
Receiving Party	4.7
REDI	Recitals
Regulatory Approvals	2.5
Revised Market Rules	4.1(a)
Rules	6.5(d)
Self-Regulatory Organization	3.4
Shares	Recitals
SIPC	4.7
Subsidiary	6.15
Termination Date	5.1(c)
Third Party Claim	4.4(e)
Transaction-Related Agreements	2.2
Waiver Letter	Recitals
WAVE	Recitals

6.3.          Variance of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

6.4.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

6.5.          Governing Law.

(a)           THIS AGREEMENT IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)           In the event that a party (the “Complaining Party”) has a dispute or disagreement with any other party relating to this Agreement, such Complaining Party shall provide written notice to the other of the foregoing and request a meeting to discuss such dispute or disagreement. The parties shall thereafter meet and discuss such dispute or disagreement in good faith, without obligation but with the objective of seeking an amicable resolution satisfactory to each of the parties. If such dispute or disagreement cannot be resolved after the good faith efforts of the applicable parties, then any such party may deliver notice to initiate arbitration in accordance with this Section 6.5; provided, however, that no party to this Agreement shall initiate arbitration in respect of such dispute or disagreement (but only with respect to such dispute or disagreement) until thirty (30) days have passed from the date that such written notice is first given unless such party believes, in good faith, that any delay in initiating such arbitration may cause it irreparable harm. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration. Each of the parties agrees to follow the procedures, and abide by the requirements, set forth in this Section 6.5.

(c)           The parties acknowledge that pre-arbitration discovery is generally more limited than and different from court proceedings and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.  Notwithstanding anything to the contrary herein, the parties intend that, to the fullest extent permitted by applicable law, punitive damages shall not be awarded in any event pursuant to any arbitration conducted under this Agreement.

(d)           Any arbitration shall be exclusively referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), which Rules are deemed to be incorporated by reference into this Section 6.5, to the extent such Rules are not inconsistent with the provisions of this Agreement or Delaware law.  Any such arbitration shall be (i) brought in Washington, D.C., (ii) conducted in English, and (iii) to the maximum extent permitted by applicable law, final, binding and conclusive upon the parties thereto.  If the arbitrators deem it necessary or appropriate, the parties to any dispute may be permitted limited discovery based on the United States Federal Rules of Civil Procedure then in effect, subject to applicable law and such limitations as the arbitrators may impose consistent with the objective of expediting the resolution of the dispute; provided, however, that in any dispute submitted to arbitration hereunder that relates to whether any Person is required to furnish indemnity under this Agreement, to the fullest extent permitted by applicable law, discovery rights in accordance with the United States Federal Rules of Civil Procedure then in effect shall be applicable and available in all events.  The parties agree that service of any notice in the course of any such arbitration at their respective addresses for notice and in the manner provided herein shall be valid and sufficient notice for purposes of such arbitration.  Each of the parties agrees to be bound by such arbitration.

(e)           In any arbitration pursuant to this Agreement, the award shall be rendered by a majority of the members of an arbitral tribunal consisting of three arbitrators, each of whom shall be an attorney experienced in and familiar with the federal securities laws and regulations related to the matters addressed in this Agreement.  One arbitrator shall be appointed by PCX and one arbitrator shall be appointed by the Company, each within 30 days after the commencement of the arbitration.  The third arbitrator shall be appointed by mutual agreement of the two arbitrators selected by PCX, on the one hand, and the Company, on the other hand, and shall be experienced in corporate contractual matters relating to transactions of the nature contemplated by this Agreement.  The third arbitrator shall act as Chair of the arbitral tribunal.  In the event of the failure of said two arbitrators to agree as to the third arbitrator within 20 days after the appointment of the last of the two arbitrators, the third arbitrator shall be appointed by the AAA as administrator under the Rules within 15 days thereafter in accordance with its then existing Rules upon application by any of the parties to the arbitration.  Notwithstanding the foregoing, if either PCX or the Company fails to appoint the arbitrators they are respectively required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules.  The AAA shall not appoint all three arbitrators unless both PCX, on the one hand, and the Company, on the other hand, fail to appoint an arbitrator within the specified time.

(f)            The arbitral tribunal shall decide the matter as expeditiously as possible, however, no time limits shall be imposed.  Awards, decisions and rulings of the arbitral tribunal shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of any damages or other monetary recovery was calculated.  The arbitral tribunal may apportion the costs (including the fees of arbitrators, administrative fees and the parties’ attorneys’ fees and expenses) among the parties in such manner as shall be determined by the arbitral tribunal.  Any monetary award shall be in U.S. dollars.  Any award, decision or ruling of the arbitral tribunal shall be final and binding on the parties, and judgment upon such award, decision or ruling may be entered in any court, state or federal, having jurisdiction thereof.

(g)           Nothing in this Section 6.5 shall be construed to preclude any party to this Agreement from seeking injunctive or other relief in a court of law and/or equity to enforce its rights under Section 4.7 or otherwise where absent such relief such party would suffer irreparable harm.  To the fullest extent permitted by applicable law, each party hereto consents specifically to the exclusive jurisdiction of the Delaware Chancery Court (and any court to which an appeal therefrom may be taken) for purposes of any action described in the immediately preceding sentence.

6.6.          Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon PCX, PCX Equities and the Company and their respective successors and permitted assigns.  Nothing in this Agreement (other than

Section 4.4), expressed or implied, is intended to confer on any Person other than PCX, PCX Equities and the Company and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.7.          Assignability.  (a) This Agreement shall not be transferable or assignable, nor shall any obligations hereunder be delegable, by PCX or PCX Equities, without the prior written consent of the Company.  Any such purported transfer, assignment or delegation without the prior written consent of the Company shall be null and void.  Neither PCX nor PCX Equities shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and neither PCX nor PCX Equities shall permit any Person to consolidate with or merge into PCX or PCX Equities or convey, transfer or lease its properties and assets substantially as an entirety to PCX or PCX Equities, unless, in the case PCX or PCX Equities shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which PCX or PCX Equities is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of PCX or PCX Equities substantially as an entirety shall be a corporation, shall be organized or formed and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume in writing in a form reasonably satisfactory to the Company, the performance or observance of every covenant and other obligation or liability of PCX or PCX Equities, as the case may be, under this Agreement and each of the Transaction-Related Agreements and duly execute and deliver to the Company such other documents and instruments as the Company may reasonably request.  Upon any consolidation of PCX or PCX Equities with, or the merger of PCX or PCX Equities into, any other Person or any conveyance, transfer or lease of the properties and assets of PCX or PCX Equities substantially as an entirety in accordance with the immediately preceding sentence, the successor Person formed by such consolidation or into which PCX or PCX Equities is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and shall assume all of the obligations and liabilities of, PCX or PCX Equities, as the case may be, with the same effect as if such Person had been named as PCX or PCX Equities herein, provided that the foregoing shall not relieve PCX or PCX Equities of its obligations hereunder.

(b)           Subject to the last sentence of this Section 6.7(b), this Agreement shall not be transferable or assignable, nor shall any obligations hereunder be delegable, by the Company without the prior written consent of PCX, and any such purported transfer, assignment or delegation without the prior written consent of PCX shall be null and void.  The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless, in the case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation or limited liability company, shall be organized or formed and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume in writing in a form reasonably satisfactory to PCX, the performance or observance of every covenant and other obligation or liability of the Company, as the case may be, under this Agreement and each of the Transaction-Related Agreements and duly execute and deliver to PCX such other documents and instruments as PCX may reasonably request.  Upon any consolidation of the Company with, or the merger of the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with the immediately preceding sentence, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and shall assume all of the obligations and liabilities of, the Company, as the case may be, with the same effect as if such Person had been named as the Company herein, provided that the foregoing shall not relieve the Company of its obligations hereunder.  Notwithstanding anything to the contrary in this Section 6.7(b), the Company may assign its rights and obligations hereunder to any of its subsidiaries, provided that the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by and against the Company’s assigns and provided, further, that any such assignment shall not relieve the Company of its obligations hereunder.

6.8.          Amendment; Waiver.  No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by each of the parties hereto.  The conditions to each of the parties’ obligations to consummate the transactions contemplated hereby are for the sole benefit of such other parties, as the case may be, and may be expressly waived in writing by such party in whole or in part to the extent permitted by applicable Law but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure.

6.9.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  If a provision of this Agreement is held to be invalid and the rest of this Agreement is not invalidated, each party shall use all reasonable efforts to effect as far as practicable and valid under applicable law a new provision to achieve the purpose of such invalidated provision.

6.10.        Expenses.  Without prejudice to its ability to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement, each of PCX, PCX Equities and the Company shall pay its own expenses in connection with this Agreement, the Original Facility Services Agreement and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement or the Original Facility Services Agreement.

6.11.        Further Assurances.  Each of PCX, PCX Equities and the Company will use its reasonable best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable.  Each party hereto shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents, information and assurances and perform such acts as the other parties hereto shall reasonably deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide the other parties hereto with evidence of the foregoing reasonably satisfactory in form and substance to the other parties hereto.  Each party hereto shall cooperate in good faith with the other parties hereto and use its reasonable efforts to support the other parties hereto in connection with the ongoing operations of the Archipelago Exchange.

6.12.        Remedies.  Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

6.13.        Survival.  The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement will survive until the third anniversary of the date of the Commission’s approval of the Revised Market Rules and shall thereafter terminate unless a valid claim for indemnification is made prior to such termination; provided, however, that the representations, warranties, covenants and agreements contained in (a) Sections 1.1, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3(d), 4.3(g), 4.3(h), 4.3(i), 4.4, 4.7, 4.8, 4.9(b), 4.9(c), 4.10, 4.16, 4.17, 4.18, 5.1, 6.1 through 6.16 and the second sentence of Section 4.5 shall survive without limitation, (b) the last two sentences of Section 4.5 shall survive until the expiration of the applicable statute of limitations, and (c) Sections 4.3(a), 4.3(b), 4.3(c), 4.3(e), 4.3(f), 4.6, 4.9(a), 4.11, 4.12, 4.13, 4.14 and 4.15 shall survive in accordance with their terms.  The covenants and agreements contained in Sections 4.4, 4.7, 4.18, 6.1 through 6.7, 6.9, 6.10, 6.12, 6.14, 6.15, this Section 6.13 and the last two sentences of Section 4.5 shall survive the termination of this Agreement.  Notwithstanding the first sentence of this Section 6.13, all other representations, warranties, agreements and covenants in this Agreement shall not survive the termination of this Agreement.

6.14.        Entire Agreement.  This Agreement (including the letter agreement, dated as of July 12, 2000, as amended as of the date hereof, among PCX, PCX Equities and the Company, which supplements and forms a part of this Agreement) together with all Exhibits and Schedules to this Agreement, the Transaction-Related Agreements and the Letter Agreement supersede all prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof and contain the entire agreement among the parties with respect to such subject matter.

6.15.        Definition of “Subsidiary”.  When a reference is made in this Agreement to a subsidiary of a party, the word “subsidiary” means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

6.16.        Force Majeure.  None of PCX, PCX Equities, the Company and their respective subsidiaries shall be liable or deemed to be in default under any provision of this Agreement for any delay or failure to perform under this Agreement (except for obligations to make payments hereunder) resulting directly or indirectly from any cause beyond the reasonable control of PCX, PCX Equities, the Company or any of their respective subsidiaries, as the case may be, including, without limitation, acts of God, war, fire, electrical failure, explosion, earthquake, flood, elements, acts of public enemy, labor disputes, strikes, lockouts, supply shortages, equipment failures, malfunctions of software provided by third parties and other delays or failures caused by third parties (including third party providers of services used in connection with the performance of this Agreement).

In witness whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the day and year first written above.

ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ Gerald D. Putnam
Name: Gerald D. Putnam
Title: Chairman and Chief Executive Officer

PACIFIC EXCHANGE, INC.

By:	/s/ Philip D. DeFeo
Name: Philip D. DeFeo
Title: Chairman & CEO

PCX EQUITIES, INC.

By:	/s/ Thomas E. Connaghan
Name: Thomas E. Connaghan
Title: President